Exhibit 8.1

Warner Norcross & Judd LLP

Attorneys at Law

900 Fifth Third Center

111 Lyon Street, N.W.

Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000

Fax (616) 752-2500

September 24, 2013

Spartan Stores, Inc.

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan 49518

Ladies and Gentlemen:

You have requested our opinion as to whether the proposed affiliation of Nash-Finch Company (“Nash-Finch”) with Spartan Stores, Inc. (“Spartan Stores”) through the proposed merger (the “Merger”) of SS Delaware, Inc. (“MergerSub”) into Nash-Finch under the terms of an Agreement and Plan of Merger dated as of July 21, 2013 between Nash-Finch and Spartan Stores (the “Merger Agreement”) will qualify for United States federal income tax purposes as a “reorganization” within the meeting of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

MergerSub will be merged into Nash-Finch under the laws of the state of Delaware in accordance with the Merger Agreement. In the Merger, each issued and outstanding share of Nash-Finch Common Stock will be converted into the right to receive 1.20 shares of Spartan Stores Common Stock.

This opinion is provided in connection with the condition precedent to the Merger set forth in Section 7.2(e) of the Merger Agreement.

In connection with the preparation of this opinion, we have reviewed, considered, and relied upon the accuracy of, among other things, the following documents:

1.	The Merger Agreement;

2.	The Registration Statement relating to this Merger on Form S-4 (as amended and supplemented through the date hereof) under the Securities Act of 1933, including the Proxy Statement/Prospectus contained therein, as filed by Spartan Stores with the Securities and Exchange Commission (the “Registration Statement”);

3.	Representations and certifications in an Officer’s Certificate provided to us by Spartan Stores and in an Officer’s Certificate provided to us by Nash-Finch (together, the “Officers’ Certificates”), which representations and certifications we have not independently verified; and

4.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In rendering this opinion, we have assumed that the Merger will be carried out pursuant to the Merger Agreement and in accordance with the Officers’ Certificates, and that no transaction, covenant, or condition described therein and affecting this opinion will be breached or waived by either party. Further, we have assumed that the factual statements and information contained in the Registration Statement, the Officers’ Certificates, and other documents, records, and instruments supplied to us are true, correct, and complete, and that there has been no material change with respect to such factual statements or information up to and including the Effective Time. Additionally, we have assumed that any statements contained in the Merger Agreement or Officers’ Certificates that are made as to the “knowledge” of any person or are similarly qualified are and will be true, correct, and complete without such qualification.

The opinion expressed herein is based upon our analysis of the Code, the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service and judicial decisions, each as in effect as of the date hereof, and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Moreover, the authorities upon which our opinion is based are subject to change, potentially on a retroactive basis, and any such change could affect the opinion rendered herein. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information or any of such assumptions or representations is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions and qualifications set forth in this letter, we confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Paul R. Jackson
Paul R. Jackson A Partner